                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)

                       Analysts International Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 par value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    032681108
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2000
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------------                  -----------------------------
CUSIP NO.                            13G          PAGE   2   OF   5   PAGES
          --------------                               -----    -----
--------------------------------                  -----------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

                    Richard A. Born
                    ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE Instructions)
                                                                                                                      (a) / /
                                                                                                                      (b) / /
---------- -----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
------------------------------------ --------- -----------------------------------------------------------------------------------
                                        5      SOLE VOTING POWER

             NUMBER OF                                  1,313,400
                                     --------- -----------------------------------------------------------------------------------
              SHARES                    6     SHARED VOTING POWER
           BENEFICIALLY
             OWNED BY                                   0
                                     --------- -----------------------------------------------------------------------------------
               EACH                     7      SOLE DISPOSITIVE POWER
             REPORTING
              PERSON                                    1,313,400
                                     --------- -----------------------------------------------------------------------------------
                                        8      SHARED DISPOSITIVE POWER

               WITH                                     0
---------- -----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,313,400
---------- -----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES            / /
           (SEE Instructions)
---------- -----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.8%
---------- -----------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

                    IN
---------- -----------------------------------------------------------------------------------------------------------------------

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ITEM 1.
          (a)  Name of Issuer
                           Analysts International Corporation
          (b)  Address of Issuer's Principal Executive Offices
                           3601 West 76th Street, Minneapolis, MN  55435
ITEM 2.
          (a)  Name of Person Filing
                           Richard A. Born
          (b)  Address of Principal Business Office or, if None, Residence
                           1535 Bohns Point Road, Orono, MN  55391
          (c)  Citizenship
                           USA
          (d)  Title of Class of Securities
                           Common Stock, $.10 par value
          (e)  CUSIP Number
                           032681108
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(d), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)  / /  Broker or Dealer registered under section 15 of the Act

          (b)  / /  Bank as defined in section 3(a)(6) of the Act

          (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act

          (d) / / Investment Company registered under section 8 of the Investment Company Act

          (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section
                    240.13d-1(b)(1)(ii)(F)

          (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h)  / /  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned   1,313,400

          (b)  Percent of Class    5.8%

          (c) Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote 1,313,400

            (ii) shared power to vote or to direct the vote 0

           (iii) sole power to dispose or to direct the disposition of 1,313,400

            (iv) shared power to dispose or to direct the disposition of 0

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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

               Not Applicable


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ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     June 6,2000
                                          -------------------------------------
                                                         Date
                                                 /s/ Richard A. Born
                                          -------------------------------------
                                                       Signature
                                                   Richard A. Born
                                          -------------------------------------

                                                      Name/Title

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE section 240.13d-7 for other parties for whom copies are to be sent.

        ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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